Exhibit 99.1

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Press Release

FOR IMMEDIATE RELEASE	November 10, 2021

AliveCor CEO Priya Abani Named to Jacobs Board of Directors

Brings deep business and technology leadership and a commitment to sustainability

DALLAS – Jacobs (NYSE:J) announced today the election of Priya Abani to its Board of Directors.

With more than 20 years’ experience in business and technology, Abani brings a proven track record of innovating new paradigms, scaling ground-breaking products and services, developing entrepreneurial organizations, and building cross-industry strategic partnerships.

As current CEO & President and board member of AliveCor Inc., Abani has delivered a best-in-class customer experience by harnessing the power of machine learning to transform cardiological care, while simultaneously accelerating revenue growth and putting AliveCor products in the hands of more than 1.5 million users in 40 countries. Previously she was a founding member of the Alexa Voice Service (AVS) team at Amazon, responsible for scaling product innovation and establishing technology partnerships with consumer electronics companies around the world. Abani has also held leadership positions across multi-discipline technology and innovation-based companies.

Jacobs Chair and CEO Steve Demetriou said, “As we increase our focus on climate response, cyber, AI and data-driven solutions, we are excited to welcome Priya Abani to Jacobs’ Board of Directors. A critical element in Priya’s decision to join was her alignment with our company’s purpose – creating a more connected, sustainable world. Priya’s vast knowledge and experience in technology-driven and innovative solutions makes her a great addition to our board.”

Abani is also actively engaged in community and non-profit activities, actively raising awareness for important causes of children’s education, women’s empowerment, and poverty. She holds a bachelor’s and master’s degree in computer science from Victoria Jubilee Technical Institute and Clarkson University respectively, and an MBA in entrepreneurship from Babson F.W. Olin Graduate School of Business.

Jacobs' Board is comprised of 12 members from diverse geographic, industry, government, technical and business backgrounds, providing a robust governance structure that aligns with the company's strong emphasis on inclusion. Jacobs’ board is 58% female and ethnically diverse.

At Jacobs, we're challenging today to reinvent tomorrow by solving the world's most critical problems for thriving cities, resilient environments, mission-critical outcomes, operational advancement, scientific discovery and cutting-edge manufacturing, turning abstract ideas into realities that transform the world for good. With $14 billion in revenue and a talent force of approximately 55,000, Jacobs provides a full spectrum of professional services including consulting, technical, scientific and project delivery for the government and private sector. Visit jacobs.com and connect with Jacobs on Facebook, Instagram, LinkedIn and Twitter.

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Certain statements contained in this press release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Statements made in this release that are not based on historical fact are forward-looking statements. We base these forward-looking statements on management's current estimates and expectations as well as currently available competitive, financial and economic data. Forward-looking statements, however, are inherently uncertain. There are a variety of factors that could cause business results to differ materially from our forward-looking statements, including, but not limited to, the impact of the COVID-19 pandemic, including the emergence and spread of variants of COVID-19, and the related reaction of governments on global and regional market conditions and the company's business. For a description of some additional factors that may occur that could cause actual results to differ from our forward-looking statements, see our Annual Report on Form 10-K for the year ended October 2, 2020, and in particular the discussions contained under Item 1 - Business; Item 1A - Risk Factors; Item 3 - Legal Proceedings; and Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations, and our Quarterly Report on Form 10-Q for the quarter ended July 2, 2021, and in particular the discussions contained under Part I, Item 2 - Management's Discussion and Analysis of Financial Condition and Results of Operations; Part II, Item 1 - Legal Proceedings; and Part II, Item 1A - Risk Factors, as well as the company's other filings with the Securities and Exchange Commission. The company is not under any duty to update any of the forward-looking statements after the date of this press release to conform to actual results, except as required by applicable law.

For press/media inquiries:
Kerrie Sparks
214.583.8433